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                                                                    EXHIBIT 99.1


                VIEWPOINT CORPORATION COMPLETES PRIVATE PLACEMENT

NEW YORK, NY - DECEMBER 22, 2004 - Viewpoint Corporation (NASDAQ: VWPT) - a leading provider of Internet graphics and delivery systems - announced today that it completed a private placement of Viewpoint common stock with an institutional investor. Viewpoint issued 1,886,792 shares of common stock in the transaction at a price of $2.65 per share, for an aggregate purchase price of approximately $5,000,000.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States by the investor absent registration under the Securities Act or an applicable exemption from the registration requirements of such act. In connection with the private placement, Viewpoint has agreed to file with the Securities and Exchange Commission a registration statement covering the shares issued in the private placement.

"The addition of $5,000,000 in cash improves our liquidity position and gives us additional resources for financing the Unicast transaction and operating that expanded unit," commented William H. Mitchell, chief financial officer of Viewpoint.

"This financing combined with the Unicast acquisition agreement, the continuing rapid adoption of the Viewpoint Toolbar now numbering over 8 million, and our continued confidence in achieving positive EBITDA for the fourth quarter of 2004, represent several solid achievements this quarter," remarked Jay Amato, chief executive officer of Viewpoint.

ABOUT VIEWPOINT
The Viewpoint Platform is the technology behind some of the most innovative, visual experiences on the Web and on the desktop with leading clients such as America Online, General Electric, General Motors, Hewlett Packard, IBM, Lexus, Microsoft, Samsung, Scion, Sony and Toyota. Creative Innovator - the Company's next-generation ad deployment and management system - and the Viewpoint Toolbar
- the Vision for the Future of Search - are the latest breakthrough technologies using the full power of the Viewpoint Platform. More information on Viewpoint can be found at www.viewpoint.com.
The company has approximately 100 employees at its headquarters in New York City and its office in Los Angeles.

Viewpoint is a registered trademark of Viewpoint Corporation. Copyright 2004 Viewpoint Corporation. All rights reserved.